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                                                                     Exhibit 3.1

                            CERTIFICATE OF FORMATION

                                       OF

                          AVALON CABLE OF MICHIGAN LLC


          This Certificate of Formation is being executed as of October 21, 1998, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101, et seq.

          The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

          1. Name. The name of the limited liability company is Avalon Cable of Michigan LLC (the "Company").

          2. Registered Office and Registered Agent. The Company's registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.




                                 By:    /s/ Barbara A. Beach
                                    ----------------------------------------
                                      Barbara A. Beach, an Authorized Person